Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 25, 2018 (the “Closing Date”), pursuant to the terms of a Securities Purchase Agreement, dated October 15, 2018 (the “Magnum Purchase Agreement”), Nine Energy Service, Inc. (“the Company”) acquired all of the equity interests of Magnum Oil Tools International, LTD, Magnum Oil Tools GP, LLC and Magnum Oil Tools Canada Ltd. (such entities collectively, “Magnum” and such acquisition, the “Magnum Acquisition”) for approximately $334.5 million in upfront cash consideration, subject to customary adjustments, and 5.0 million shares of the Company’s common stock, which were issued to the sellers of Magnum in a private placement. The Magnum Purchase Agreement also includes the potential for additional future payments in cash of (i) up to 60% of net income (before interest, taxes and certain gains or losses) for the “E-Set” tools business in 2019 through 2025 and (ii) up to $25.0 million based on sales of certain dissolvable plug products in 2019 (the “Magnum Earnout”).

On the Closing Date, the Company issued $400.0 million principal amount of 8.750% Senior Notes due 2023 (the “Notes”) at par. The Notes were issued under an indenture, dated as of October 25, 2018, by and among the Company, certain subsidiaries of the Company and Wells Fargo, National Association, as trustee. The Notes are senior unsecured obligations of the Company. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s current domestic subsidiaries and by certain future subsidiaries.

On the Closing Date, the Company entered into a credit agreement, dated as of October 25, 2018, by and among the Company, Nine Energy Canada Inc., JPMorgan Chase Bank, N.A. as administrative agent and as an issuing lender, and certain other financial institutions party thereto as lenders and issuing lenders, that permits aggregate borrowings of up to $200.0 million, subject to a borrowing base, including a Canadian tranche with a sub-limit of up to $25.0 million and a sub-limit of $50.0 million for letters of credit (the “New Credit Facility”). The New Credit Facility will mature five years from the Closing Date, or, if earlier, on the date that is 180 days before the scheduled maturity date of the Notes if they have not been redeemed or repurchased by such date. Concurrent with the effectiveness of the New Credit Facility, the Company borrowed approximately $35.0 million.

The proceeds from the Notes, together with cash on hand and borrowings under the New Credit Facility, were used to (i) fund the upfront cash consideration of the Magnum Acquisition, (ii) fully repay the term loan borrowings under the Company’s existing credit agreement (the “Legacy Term Loans”) and (iii) pay fees and expenses associated with the issuance of the Notes, the Magnum Acquisition and the New Credit Facility.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Magnum’s historical combined financial statements as adjusted to give effect to the Magnum Acquisition and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to these transactions as if they had occurred on September 30, 2018. The unaudited pro forma condensed combined financial statements and related notes are presented for illustrative purposes only and are not necessarily indicative of the financial position that would have existed or the financial results that would have occurred if the Magnum Acquisition and the related financing transactions had been consummated on the dates indicated, nor are they necessarily indicative of the Company’s future financial position or operating results.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. These estimates are based on currently available information and certain assumptions that the Company believes are reasonable. The pro forma adjustments reflected herein are limited to amounts that are directly attributable to the Magnum Acquisition and the related financing transactions, factually supportable and, with respect to the pro forma condensed combined statement of operations, are expected to have a continuing impact. These pro forma adjustments will differ from the actual adjustments, and the differences may be material. In particular, the upfront cash consideration has not been finalized for the customary adjustments noted above and the Company has not fully completed the valuation procedures necessary to arrive at the final estimate of the fair value of the assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings or other synergies from the Magnum Acquisition as a result of restructuring activities and other planned cost savings initiatives following the completion of the Magnum Acquisition.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and Magnum’s historical financial statements, which are included in the Current Report on Form 8-K (the “Report”) to which these pro forma condensed combined financial statements are an exhibit.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

(in thousands)

	Nine Historical 9/30/2018	Magnum Historical 9/30/2018	Combined Historical 9/30/2018	RECLASSIFICATION ADJUSTMENTS (NOTE 2) 9/30/2018	PRO FORMA ADJUSTMENTS (NOTE 4) 9/30/2018		PRO FORMA Combined 9/30/2018
Cash and cash equivalents	$86,534	$8,252	$94,786	$—	$(58,760	)(a)	$36,026
Accounts receivable, net	162,437	33,493	195,930	36	—		195,966
Other receivables	—	1,208	1,208	(1,208)	—		—
Income taxes receivable	84	—	84	1,169	—		1,253
Inventories, net	29,571	52,942	82,513	—	9,640	(b)	92,153
Prepaid expenses and other current assets	7,035	1,134	8,169	3	—		8,172
Notes receivable from shareholders	10,551	—	10,551	—	—		10,551

Total current assets	296,212	97,029	393,241	—	(49,120)		344,121
Property and equipment, net	257,447	2,697	260,144	—	1,023	(c)	261,167
Goodwill	93,756	—	93,756	—	201,001	(d)	294,757
Intangible assets, net	57,892	—	57,892	—	254,000	(e)	311,892
Other long-term assets	1,144	1,076	2,220	—	3,794	(f)	6,014
Notes receivable from shareholders	—	—	—	—	—		—

Total assets	$706,451	$100,802	$807,253	$—	$410,698		$1,217,951

Current portion of long-term debt	$—	$—	$—	$—	$—		$—
Accounts payable	49,497	5,326	54,823	1,563	—		56,386
Accrued expenses	44,600	4,451	49,051	(1,563)	(117	)(g)	47,371
Income taxes payable	—	928	928	—	—		928
Current portion of capital lease obligations	372	—	372	—	—		372

Total current liabilities	94,469	10,705	105,174	—	(117)		105,057
Long-term debt	114,048	—	114,048	—	312,952	(h)	427,000
Deferred income taxes	5,983	—	5,983	—	—		5,983
Long-term lease obligations	1,266	—	1,266	—	—		1,266
Contingent consideration	—	—	—	—	23,029	(i)	23,029
Other long-term liabilities	55	4,039	4,094	—	(4,039	)(j)	55

Total liabilities	215,821	14,744	230,565	—	331,825		562,390
Common stock	251	—	251	—	50		301
Additional paid-in capital	564,229	—	564,229	—	177,300		741,529
Accumulated other comprehensive income (loss)	(4,121)	(630)	(4,751)	—	630		(4,121)
Retained earnings (accumulated deficit)	(69,729)	86,688	16,959	—	(99,107)		(82,148)

Total stockholders’ equity	490,630	86,058	576,688	—	78,873	(k)	655,561

Total liabilities and stockholders’ equity	$706,451	$100,802	$807,253	$—	$410,698		$1,217,951

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2018

(in thousands)

	Nine Historical 9/30/2018	Magnum Historical 9/30/2018	Combined Historical 9/30/2018	RECLASSIFICATION ADJUSTMENTS (NOTE 2) 9/30/2018	PRO FORMA ADJUSTMENTS (NOTE 4) 9/30/2018		PRO FORMA Combined 9/30/2018
Revenues	$597,726	$113,841	$711,567	$—	$—		$711,567
Cost of revenues (exclusive of depreciation and amortization)	467,700	67,095	534,795	(507)	(4,039	)(j)	530,249
General and administrative	53,282	12,267	65,549	—	(1,434	)(l)	61,824
					(2,291	)(m)
Depreciation	39,982	162	40,144	507	140	(c)	40,791
Amortization of intangibles	5,653	—	5,653	—	11,050	(e)	16,703
Loss on equity method investment	270	—	270	—	—		270
Gain on sale of property and equipment	(1,701)	—	(1,701)	(176)	—		(1,877)

	565,186	79,524	644,710	(176)	3,426		647,960

Income (loss) from operations	32,540	34,317	66,857	176	(3,426)		63,607
Other income, net	—	287	287	(176)	—		111
Interest expense	(6,313)	—	(6,313)	—	(23,347	)(n)	(29,660)

	(6,313)	287	(6,026)	(176)	(23,347)		(29,549)

Income (loss) before income taxes	26,227	34,604	60,831	—	(26,773)		34,058
Provision for income taxes	1,875	1,101	2,976	—	1,162	(o)	4,138

Net income (loss)	$24,352	$33,503	$57,855	$—	$(27,935)		$29,920

Income (loss) per share:
Basic	$1.05						$1.06
Diluted	$1.03						$1.05
Weighted average common shares outstanding
Basic	23,264,014				5,000,000	(p)	28,264,014
Diluted	23,603,922				5,000,000	(p)	28,603,922

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(in thousands)

	Nine Historical 12/31/2017	Magnum Historical 12/31/2017	Combined Historical 12/31/2017	RECLASSIFICATION ADJUSTMENTS (NOTE 2) 12/31/2017	PRO FORMA ADJUSTMENTS (NOTE 4) 12/31/2017		PRO FORMA Combined 12/31/2017
Revenues	$543,660	$89,588	$633,248	$—	$—		$633,248
Cost of revenues (exclusive of depreciation and amortization)	448,467	53,968	502,435	(831)	(1,686	)(j)	499,918
General and administrative	49,552	13,118	62,670	—	(1,122	)(l)	61,548
Depreciation	53,422	300	53,722	831	187	(c)	54,740
Amortization of intangibles	8,799	—	8,799	—	14,733	(e)	23,532
Impairment of intangibles	3,800	—	3,800	—	—		3,800
Impairment of goodwill	31,530	—	31,530	—	—		31,530
Loss on equity method investment	368	—	368	—	—		368
(Gain) loss on sale of property and equipment	4,688	—	4,688	(5)	—		4,683

	600,626	67,386	668,012	(5)	12,112		680,119

Income (loss) from operations	(56,966)	22,202	(34,764)	5	(12,112)		(46,871)
Other expense, net	—	(146)	(146)	(5)	—		(151)
Interest expense	(15,703)	—	(15,703)	—	(23,844	)(n)	(39,547)

	(15,703)	(146)	(15,849)	(5)	(23,844)		(39,698)

Income (loss) before income taxes	(72,669)	22,056	(50,613)	—	(35,956)		(86,569)
Provision (benefit) for income taxes	(4,987)	22	(4,965)	—	(2,610	)(o)	(7,575)

Net income (loss)	$(67,682)	$22,034	$(45,648)	$—	$(33,346)		$(78,994)

Income (loss) per share:
Basic	$(4.55)						$(3.97)
Diluted	$(4.55)						$(3.97)
Weighted average common shares outstanding
Basic	14,887,006				5,000,000	(p)	19,887,006
Diluted	14,887,006				5,000,000	(p)	19,887,006

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of presentation

The Magnum Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Magnum’s assets acquired and liabilities assumed and conformed the accounting policies of Magnum to its own accounting policies.

Note 2 – Reclassifications

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial statements to conform Magnum’s combined balance sheet as of September 30, 2018 and Magnum’s combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 to the Company’s presentation, as follows:

•	The Company recognizes goods and services received but not invoiced as accounts payable whereas Magnum recognizes these amounts as accrued expenses.

•

The Company recognizes state income tax and Texas franchise tax refunds due to the Company as income taxes receivable, miscellaneous accounts receivable as accounts receivable and employee advances as prepaid expenses and other current assets whereas Magnum recognizes these amounts as other receivables.

•	The Company recognizes depreciation as a separate component of operating income or loss, whereas Magnum recognizes a portion of these amounts as cost of revenue.

•	The Company recognizes gains or losses on sale of assets as a separate component of operating income or loss, whereas Magnum recognizes these amounts as non-operating income or expense.

Note 3 – Calculation of purchase consideration and preliminary purchase price allocation

The following table summarizes the fair value of purchase consideration transferred on the Closing Date (in thousands):

Proceeds from newly issued Notes and New Credit Facility	$296,622
Cash provided from operations	58,760

Total upfront cash consideration	$355,382
Issuance of the Company’s common shares	177,350	(1)
Contingent consideration	23,029	(2)

Total purchase consideration	$555,761

(1) Represents 5.0 million shares issued to the sellers of Magnum, which have been valued at the closing price per share ($35.47) of the Company’s common stock on the Closing Date.

(2) Represents the Company’s estimated fair value of the Magnum Earnout. The estimated fair value of the Magnum Earnout was determined using the “income approach” which requires a forecast of all of the expected future cash flows. The Company engaged a third-party valuation specialist to assist in the estimated fair value determination of the Magnum Earnout. The estimated fair value of the Magnum Earnout is preliminary and based upon available information and certain assumptions, known at the time of the Report, which management believes are reasonable. This preliminary fair value estimate for the Magnum Earnout may change as additional information becomes available and such changes could be material. Subsequent to the final determination of the fair value as part of the purchase price allocation, the Magnum Earnout will be revalued on quarterly basis. Any changes in value will be recorded in operating income (loss) in the Company’s consolidated statement of operations.

The Company has performed a preliminary valuation analysis of the fair market value of Magnum’s assets and liabilities. The following table summarizes the preliminary allocation of the purchase price as of September 30, 2018 (in thousands):

Cash and cash equivalents	$8,252
Accounts receivable, net	33,529
Inventories	62,582
Income taxes receivable	1,169
Prepaid expenses and other current assets	1,137
Property and equipment, net	3,720
Goodwill	201,001
Intangible assets	254,000
Other long-term assets	1,076
Accounts payable	(5,326)
Accrued expenses	(4,451)
Income taxes payable	(928)
Other long-term liabilities	—

Total consideration	$555,761

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and income statements. The final purchase price allocation will be determined when the Company has completed all detailed valuations and necessary calculations, which is expected to be finalized within the next twelve months. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (i) changes in identifiable net assets, (ii) changes in fair values of inventory and property, plant and equipment, (iii) changes in allocations to intangible assets such as customer relationships, trade names, technology, non-compete agreements and in-process research and development as well as goodwill, (iv) changes to the fair value of the Magnum Earnout and (v) other changes to assets and liabilities.

Note 4 – Pro forma adjustments

The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a) Represents the net decrease in cash and cash equivalents in connection with the Magnum Acquisition, which is comprised of the following (in thousands):

Proceeds from the issuance of the Company’s Notes, net of deferred financing costs of $8.0 million	$392,000
Proceeds from borrowings under the Company’s New Credit Facility	35,000

Subtotal	427,000
Less: Payment of outstanding principal on the Company’s Legacy Term Loans	(115,274)
Less: Payment of outstanding interest on the Company’s Legacy Term Loans	(117)
Less: Payment of deferred financing costs under the Company’s New Credit Facility	(3,794)
Less: Payment of upfront cash consideration of Magnum Acquisition	(355,382)
Less: Payment of estimated transaction costs in connection with the Magnum Acquisition	(11,193)

Pro forma adjustment to cash and cash equivalents	$(58,760)

(b) Represents the estimated adjustment to step up Magnum’s inventory to an estimated fair value of $62.6 million, an increase of $9.6 million from its carrying value. The estimated fair value calculation is preliminary and subject to change. The estimated fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts.

(c) Represents the adjustment of $1.0 million to increase the basis in the acquired property and equipment to an estimated fair value of $3.7 million. The estimated fair value of acquired property and equipment is expected to be amortized on a straight-line basis over their estimated useful lives, which range from 3 to 10 years. The estimated fair value and useful life calculations are preliminary and subject to changes after the Company finalizes its review of the specific types, nature, age, condition and location of Magnum’s property and equipment. The following table summarizes the changes in estimated depreciation expense (in thousands):

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Estimated Magnum depreciation expense	$809	$1,318
Less: Magnum’s historical depreciation expense	(669)	(1,131)

Pro forma adjustment to depreciation expense	$140	$187

(d) Represents the preliminary goodwill associated with the Magnum Acquisition as presented in Note 3. Goodwill represents the estimate of the excess of the purchase price over the fair value of the assets acquired and liabilities assumed.

(e) Represents the adjustment to state acquired identifiable intangible assets, consisting of customer relationships, trade names, technology, non-compete agreements and in-process research and development, at their estimated fair value.

The following table summarizes the estimated fair values of the identifiable intangible assets, their estimated useful lives and the related impact to amortization expense (in thousands):

			Pro Forma Amortization Expense
	Useful Life	Fair Value	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Customer relationships	10	$30,000	$2,250	$3,000
Trade name	Indefinite	65,000	—	—
Technology	15	155,000	7,750	10,333
Noncompete agreements	2.1	3,000	1,050	1,400
In-process research and development	Indefinite	1,000	—	—

Pro forma adjustments to intangible assets		$254,000

			$11,050	$14,733

The estimated fair value of the identifiable intangible assets was determined primarily using the “income approach” which requires a forecast of all of the expected future cash flows. The Company engaged a third-party valuation specialist to assist in the estimated fair value determination. The estimated fair value of the identifiable intangible assets is expected to be amortized on a straight-line basis over their estimated useful lives, which represents the periods in which the identifiable intangible assets are expected to provide a material economic benefit.

These estimates of fair value and useful lives are preliminary in nature and will likely differ from final amounts the Company will calculate after the completion of its detailed valuation analysis, and the difference could have a material impact on the unaudited pro forma condensed combined financial statements. With other assumptions held constant, a 10% change to the estimated fair value of the identifiable intangible assets would result in an increase or decrease to amortization expense of $1.5 million annually.

(f) Represents the capitalization of deferred financing costs associated with the Company’s New Credit Facility.

(g) Represents the payment of accrued interest associated with the Company’s Legacy Term Loans at the Closing Date.

(h) Represents the issuance of the Notes and the borrowings under the New Credit Facility to fund a portion of the upfront cash consideration of the Magnum Acquisition partially offset with the repayment of the Legacy Term Loans. The net increase to long-term debt included the following (in thousands):

Issuance of the Company’s Notes, net of deferred financing costs of $8.0 million	$392,000
Borrowings under the Company’s New Credit Facility	35,000

Subtotal	427,000
Less: Payment of the Legacy Term Loans net of deferred financing costs of $1.2 million	(114,048)

Pro forma adjustment to long-term debt	$312,952

(i) Represents the Company’s preliminary estimate of contingent consideration associated with the Magnum Earnout. This amount is included in the preliminary estimated fair value of the consideration transferred on the Closing Date.

(j) Represents the amount of sales commissions due from or paid by Magnum to an intercompany entity as part of a tax-planning strategy. The intercompany entity is not included in the Magnum Acquisition.

(k) Represents the Company’s issuance of common stock to the sellers of Magnum as partial consideration for the Magnum Acquisition, partially offset with the elimination of the historical equity of Magnum and estimated transaction costs in connection with the Magnum Acquisition, as follows (in thousands):

Proceeds from the issuance of 5.0 million of the Company’s common shares at $35.47 a share	$177,350
Less: Historical equity of Magnum at September 30, 2018	(86,058)
Less: Write-off of deferred financing costs associated with the Legacy Term Loans	(1,226)
Less: Payment of estimated transaction costs in connection with the Magnum Acquisition	(11,193)

Pro forma adjustment to equity	$78,873

(l) Represents the amount of insurance premiums paid by Magnum to a captive insurance entity under common ownership for additional insurance coverage. The entity is not included in the Magnum Acquisition and the related insurance policies will not be replaced subsequent to the close of the transaction.

(m) Represents the elimination of nonrecurring transaction costs incurred during the nine months ended September 30, 2018 that are directly related to the Magnum Acquisition.

(n) Represents the net increase to interest expense resulting from interest on the Company’s Notes, interest on borrowings under the Company’s New Credit Facility and the amortization of new deferred financing costs, partially offset with the elimination of interest expense and deferred financing costs associated with the Legacy Term Loans, as follows (in thousands):

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Interest expense on the Company’s Notes and New Credit Facility	$27,891	$37,188
Amortization of new deferred financing costs	1,769	2,359

	$29,660	$39,547
Less: Elimination of interest expense and deferred financing costs associated with the Company’s Legacy Term Loans	(6,313)	(15,703)

Pro forma adjustment to interest expense	$23,347	$23,844

(o) Represents the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 12.15% for the nine months ended September 30, 2018 and 8.75% for the year ended December 31, 2017.

(p) Represents 5.0 million shares issued to the sellers of Magnum on the Closing Date, which increased the Company’s pro-forma weighted-average shares outstanding for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.